U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 20, 2012

THERMODYNETICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-10707	06-1042505
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

651 Day Hill Road, Windsor, Connecticut	06095
(Address of principal executive offices)	(Zip Code)

860-683-2005

(Registrant's telephone number)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2012 the Company entered into the Ninth Amendment to a May 2011 Purchase and Sale Agreement (the "Purchase Agreement") for the sale by the Company, as the seller, of one of its real estate properties: 50 Baker Hollow Road, Windsor, Connecticut (the "Property").

The buyer was Baker Hollow Road, LLC, a Connecticut limited liability company, with its principal offices at c/o 111 Broad Brook Road, Enfield, Connecticut (the “Buyer”).

The Purchase Agreement provided for the sale of the Property for the purchase price of eight hundred seventy-five thousand ($875,000) dollars before fees, adjustments and transaction expenses. The purchase price was paid at closing; however a balance of $2,500 was placed in escrow pending a property tax penalty appeal. The Company paid off its mortgage in full which was secured by the Property with the proceeds.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 20, 2012 the Company sold one of its real estate properties: 50 Baker Hollow Road, Windsor, Connecticut (the "Property") in a private sale.

The Buyer is identified in Item 1.01 of this report. Other than with respect to the transaction reported herein the Buyer has no relationship with the Company or any business or personal relationship with any of the officers or directors of the Company.

The purchase price and its terms are described in Item 1.01 of this report. The purchase price was arrived at through arm's-length negotiations and was based upon the market price of the real estate, after negotiations, and taking into account the environmental condition and State of Connecticut Department of Energy and Environmental Protection regulations with respect to a defined “Establishment” under Section 22a-134(3) of the Connecticut General Statutes and the Transfer Act filing.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 9.1	The Ninth Amendment to the Purchase and Sale Agreement is attached as Exhibit 9.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

(Registrant)

THERMODYNETICS, INC.

By: /s/ Robert A. Lerman

Robert A. Lerman, President

Date:   March 23, 2012